Psychemedics Corporation Announces Record First Quarter Revenues

DECLARES 67th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., May 7, 2013 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced first quarter financial results for the period ended March 31, 2013. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of May 17, 2013 to be paid on May 30, 2013. This will be the Company's 67th consecutive quarterly dividend.

(Logo: http://photos.prnewswire.com/prnh/20111107/NE00639LOGO)

The Company's revenue for the quarter ended March 31, 2013 was $6.4 million versus $6.2 million for the quarter ended March 31, 2012, an increase of 3%. Net income for the quarter ended March 31, 2013 was $822 thousand or $0.16 per diluted share, versus $827 thousand or $0.16 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"We are very pleased to report record sales for any first quarter in the Company's history. This is also in comparison to our highest growth quarter last year. Our investment in sales and marketing continues to pay off as our new business growth accounted for the entire gain in the quarter, as well as offsetting the decline in our base business due to the weak hiring/jobs environment.

During the quarter, we also completed the majority of the transition to our new patented screening process. While we are expecting many benefits from this new patented technology, including an increase in capacity, the ability to expedite new tests to market, and reduced operating costs, there was a negative impact on profits for the quarter. However, this negative impact was offset by a one-time insurance reimbursement for legal expenditures (in other income) and a positive tax impact from a 2012 R&D tax credit. Our pre-tax profit margin was still 20%.

"We continue to have a strong balance sheet with more than $2.5 million in cash and cash equivalents as of March 31, 2013 with no long term debt, despite heavy investment in new equipment and software.

"Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.

"Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 67th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Contact:	Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation Statements of Income and Comprehensive Income (UNAUDITED)

	Three Months Ended
	March 31,
	2013	2012

Revenues	$6,432,442	$6,243,855
Cost of revenues	2,945,171	2,578,735

Gross profit	3,487,271	3,665,120

Operating Expenses:
General & administrative	993,711	995,441
Marketing & selling	1,126,658	1,124,825
Research & development	164,710	168,048

Total Operating Expenses	2,285,079	2,288,314

Operating income	1,202,192	1,376,806
Other income	91,413	510

Net income before provision for income taxes	1,293,605	1,377,316

Provision for income taxes	471,260	549,825

Net income and comprehensive income	$822,345	$827,491

Basic net income per share	$0.16	$0.16

Diluted net income per share	$0.16	$0.16

Dividends declared per share	$0.15	$0.15

Weighted average common shares outstanding, basic	5,272,647	5,235,422

Weighted average common shares outstanding, diluted	5,292,686	5,244,042

Psychemedics Corporation Balance Sheets (UNAUDITED)

	March 31,	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$2,512,665	$3,065,785
Accounts receivable, net of allowance for doubtful accounts
of $123,445 in 2013 and $121,583 in 2012	4,871,764	4,620,768
Prepaid expenses and other current assets	1,009,269	823,274
Income tax receivable	345,578	854,212
Deferred tax assets	252,573	209,877

Total Current Assets	8,991,849	9,573,916

Fixed Assets, net of accumulated amortization and depreciation
of $4,598,240 in 2013 and $4,395,605 in 2012	4,331,392	4,201,409

Other assets	384,736	345,293

Total Assets	$ 13,707,977	$ 14,120,618

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$754,597	$669,789
Accrued expenses	773,605	1,413,541

Total Current Liabilities	1,528,202	2,083,330

Deferred tax liabilities, long-term	814,619	814,619
Total Liabilities	2,342,821	2,897,949

Commitments and Contingencies (Note 7)
Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,941,715 shares issued in 2013 and 5,940,558 shares issued 2012	29,709	29,703
Additional paid-in capital	28,571,765	28,460,764
Accumulated deficit	(7,154,529)	(7,186,009)
Less - Treasury stock, at cost, 668,130 shares in 2013 and 2012	(10,081,789)	(10,081,789)

Total Shareholders' Equity	11,365,156	11,222,669

Total Liabilities and Shareholders' Equity	$13,707,977	$14,120,618